Exhibit 10.1

Employment Agreement

THIS EMPLOYMENT AGREEMENT (this “Agreement”) by and between Ocuphire Pharma, Inc., a Delaware corporation (the “Company”), and Benjamin R. Yerxa, Ph.D. (the “Executive”) is signed by the Company and the Executive on October 22, 2024 (the “Effective Date”).

Recitals

Whereas, the Executive and Opus Genetics Inc. (“Opus”) are parties to that certain Employment Agreement, dated August 23, 2023 (the “Prior Agreement”), pursuant to which Opus retained the Executive as its President and Chief Executive Officer;

Whereas, the Company acquired Opus pursuant to a merger (the “Merger”) with Opus ceasing to exist pursuant to that certain Agreement and Plan of Merger, by and among the Company, Orange Merger Sub I, Inc. a Delaware corporation and wholly owned subsidiary of the Company (“First Merger Sub”), Orange Merger II, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Second Merger Sub” and together with First Merger Sub, “Merger Subs”) and Opus, dated October 22, 2024 (the “Merger Agreement”);

Whereas, the Company and the Executive desire to enter into this Agreement to embody the terms of the Executive’s relationship as the President of the Company following the Effective Date and to amend, restate and supersede the terms and conditions of the Prior Agreement in its entirety on the Effective Date on the terms and conditions set forth in this Agreement; and

Whereas, this Agreement shall represent the entire understanding and agreement between the parties with respect to the Executive’s employment with the Company.

Agreement

Now, Therefore, in consideration of the foregoing, and for other good and valuable consideration, including the respective covenants and agreements set forth below and in the Confidentiality Agreement (as defined below), the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Employment Period and Consulting Period.

(a)        Employment Period. Subject to the remainder of this Agreement, the Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue to be employed by the Company, subject to the terms and conditions of this Agreement, commencing on the Effective Date and ending on October 22 2025 (the “Expiration Date”). For purposes of this Agreement, “Employment Period” includes the period commencing on the Effective Date and continuing until the earlier of (i) the Expiration Date and (ii) the date on which the Executive’s employment with the Company is terminated by either party for any reason.

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(b)        Consulting Period. For a period of three years following the Expiration Date or the Termination Date (provided that the Executive’s employment is not terminated by the Company for Cause or by the Executive pursuant to Section 3(b) of this Agreement or because of the Executive’s death or Disability) (the “Consulting Period”), the Executive agrees to provide consulting services to the Company, when and as reasonably requested by the Company, and will receive a payment in the amount of $400,000 per year for such services, which amount shall be paid to the Executive in cash in equal quarterly installments, within thirty (30) days following the end of each quarter during each year of the Consulting Period, subject to the Executive’s continued service with the Company through the last day of the applicable quarterly period; provided, that in the Company’s sole discretion and in consultation with Executive, up to 50% (or such greater amount as may be mutually agreed upon by the parties) of the annual amount payable to the Executive may be paid in the form of restricted stock units with respect to the Company’s common stock, which restricted stock units shall be granted in the first week of the applicable quarter, with the number of shares subject to the restricted stock unit award determined based on the closing market price of the Company’s common stock as of the applicable grant date and with such restricted stock units to vest on the last day of the applicable quarterly period, subject to the Executive’s continued service through the last day of the applicable quarterly period and with the shares subject to the restricted stock unit award to be settled within thirty (30) days following the end of the applicable quarterly period; provided, further, that the Company may elect to accelerate the grant of all of the restricted share unit awards for any year in the Consulting Period to the first week of the applicable year, with the award to vest in four equal quarterly installments based on the Executive’s continued service through the last day of the applicable quarterly period and to be settled within thirty (30) days following the end of the applicable quarterly period. Such services will include assisting with such reasonable requests for information or other assistance that the Chief Executive Officer of the Company (the “CEO”) or the board of directors of the Company (the “Board”) may request. In connection with the foregoing, the Company and the Executive agree that on or about the Expiration Date or Termination Date they will enter into a consulting agreement, in the form attached hereto as Exhibit A, to memorialize the foregoing terms.

2.           Terms Of Employment.

(a)          Position and Duties.

(i)          During the Employment Period, the Executive shall serve as the President of the Company on a full time basis, and in such other position or positions with the Company and its subsidiaries as are consistent with the Executive’s position as President of the Company, and shall have such duties and responsibilities as are assigned to the Executive by the Board or the CEO consistent with the Executive’s position as President. If elected, the Executive agrees to serve as a member of the Board during the Employment Period. The Executive shall perform his job duties principally from the Executive’s home office in North Carolina, provided that the Executive shall be required to work from time to time at the principal executive offices of the Company and such other locations as needed or reasonably requested from time to time by the CEO.

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(ii)        During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of his time and attention to the business and affairs of the Company, to discharge the responsibilities assigned to the Executive hereunder, and to use the Executive’s best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period, it shall not be a violation of this Agreement for the Executive to (A) be employed by the Company or any of its subsidiaries or Affiliates, (B) serve on civic or charitable boards, committees, or advisory boards, (C) deliver lectures, fulfill speaking engagements or teach at educational institutions, (D) manage personal investments, (E) serve on the boards of directors of not-for-profit organizations, (F) serve on the boards of directors of Clearside Biomedical, Nacuity Pharmaceuticals, NC Biotech Center, and Sharefish, or (G) serve on the boards of directors of other entities as approved by the Board, so long as such activities do not interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement.

(iii)        Company Policies. The Executive’s employment will be subject to the terms of the Company’s employee handbook (as amended from time to time).

(b)          Compensation.

(i)        Base Salary. During the Employment Period, the Executive shall receive an annualized base salary (the “Base Salary”) equal to $425,000 subject to applicable withholding taxes, which shall be paid in accordance with the Company’s normal payroll practices for senior executive officers of the Company as in effect from time to time. During the Employment Period, the Base Salary shall be subject to review by the Board or the Compensation Committee of the Board (the “Compensation Committee”) and may be adjusted based upon the Company’s normal performance review practices for senior executive officers. The Base Salary shall not be reduced (unless otherwise agreed to by the Executive or pursuant to a salary reduction program applicable generally to the Company’s similarly situated employees). The term “Base Salary” as utilized in this Agreement shall refer to the Base Salary as so increased or adjusted.

(ii)        Performance Bonus. In addition to the Base Salary, for each fiscal year during the Employment Period, the Executive shall be eligible for an annual cash bonus of up to 35% of the Base Salary actually paid to the Executive in such fiscal year (the “Performance Bonus”), based upon the Company and the Executive achieving performance goals and objectives for such fiscal year, as determined by the Compensation Committee or the Board (in their sole and absolute discretion) and as determined in accordance with the policies and practices generally applicable to other senior executive officers of the Company. No Performance Bonus amount is guaranteed and, in addition to the other conditions for earning such Performance Bonus, the Executive must remain an employee in good standing of the Company on (A) the Performance Bonus payment date to earn and be eligible to receive a Performance Bonus with respect to calendar year 2024 and (ii) the Expiration Date to earn and be eligible to receive a Performance Bonus with respect to calendar year 2025. The Board (or the Compensation Committee) will determine whether the Executive has earned the Performance Bonus and the amount of any Performance Bonus based upon achievement of milestones which shall be determined in sole discretion of the Board (or the Compensation Committee). If earned, each such Performance Bonus awarded to the Executive shall be paid within the first two and half months of the fiscal year next following the fiscal year for which the Performance Bonus is awarded. For the avoidance of doubt, any Performance Bonus earned by the Executive during calendar years 2024 and 2025 shall be prorated by the number of days during which the Executive was employed by the Company in the calendar year of 2024 or 2025, respectively, which, for the avoidance of doubt shall not include any days that the Executive served as a consultant of the Company pursuant to Section 1(b) of this Agreement.

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(iii)        Initial Equity Award.  As an inducement for Executive to enter into this Agreement and subject to the terms of the Company’s 2021 Inducement Plan (as such plan may be amended, modified or replaced, the “Inducement Plan”) and the form of Restricted Stock Unit Grant Notice and award agreement issued thereunder (collectively, the “Equity Documents”), promptly following the Effective Date and approval by the Board, the Company will issue the Executive a Restricted Stock Unit Award (as defined in the Inducement Plan) with respect to 332,800 shares of the Company’s common stock (the “Initial Inducement Award”).  The Initial Inducement Award shall include the following additional terms: (1) subject to the Executive’s continued employment with or service as a consultant or independent contractor for the Company and the terms and conditions of the Inducement Plan, the Initial Inducement Award shall vest in four (4) equal consecutive annual installments of 25% of the Initial Inducement Award, commencing on the first anniversary of the Effective Date and continuing on each consecutive anniversary of the Effective Date so that all Restricted Stock Units will be vested on the four-year anniversary of the Effective Date, subject to the Executive’s continuous service with the Company or an Affiliate (as an employee or consultant or independent contractor) through such vesting dates; and (2) in the event that during the Employment Period or any period during which Employee is serving the Company as a consultant or independent contractor the Company consummates a Change in Control (as defined below) and the Initial Inducement Award is not assumed, continued or substituted by the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) in such Change in Control in the manner contemplated by Section 9(c)(i) and (ii) of the Inducement Plan, then 100% of the unvested portion of the Initial Inducement Award shall fully vest immediately prior to the effectiveness of such Change in Control, subject to the Executive’s continued employment with or service as a consultant or independent contractor for the Company as of such date and as further provided in the terms and conditions of this Agreement, the Initial Inducement Award and the Inducement Plan. For the avoidance of doubt, in the event of any conflict between the terms of this Section 2(b)(iii) of this Agreement and the terms of the Inducement Plan and Equity Documents, the terms of the Plan and Equity Documents shall control.

(iv)        Welfare Benefit Plans. During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its Affiliates (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) made available to other senior executive officers of the Company. Notwithstanding the foregoing, the Company may amend or discontinue any such welfare benefit plans, practices, policies and programs at any time in its sole discretion.

(v)         Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the plans, practices, policies and programs of the Company.

(vi)       Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the plans, practices, policies and programs of the Company consistent with the treatment of other senior executive officers of the Company.

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3.           Termination Of Employment.

(a)         The Employment Period shall end upon the earliest to occur of (i) the Executive’s death, (ii) a termination due to Disability (as defined below), (iii) a termination for Cause (as defined below), (iv) the Termination Date specified in connection with any exercise by the Company of its Termination Right (as defined below), (v) a termination for Good Reason (as defined below) by the Executive, (vi) the termination of this Agreement by Executive pursuant to Section 3(b), or (vii) the Expiration Date. Upon termination of the Executive’s employment for any reason, the Executive will be deemed to have automatically resigned, effective as of the Termination Date, from any and all positions that the Executive holds as an officer, director, manager and/or member of any governing body (or a committee thereof), in any case, of the Company or any of its Affiliates (as defined below).

(b)         This Agreement may be terminated by the Executive at any time upon thirty (30) days prior written notice to the Company or upon such shorter period as may be agreed upon between the Executive and the Board or the CEO. In the event of a termination by the Executive other than a termination for Good Reason, the Company shall be obligated only to continue to pay the Executive’s Base Salary and provide other benefits provided by this Agreement up to the date of the termination.

(c)          Benefits Payable Under Termination.

(i)          By the Company for Cause or because of Executive’s Death or Disability or by Executive Without Good Reason. If Executive’s employment and this Agreement are terminated by the Company in a termination for Cause or in the event of the Executive’s death or a termination due to Disability, or by Executive other than a termination for Good Reason pursuant to Section 3(b), then the Company’s obligation to compensate Executive ceases on the Termination Date except as to: (A) amounts of Base Salary earned but unpaid as of the effective termination date; (B) accrued but unused vacation; (C) accrued but unpaid bonus amounts; and (D) unreimbursed eligible business expenses (collectively, the “Accrued Amounts”). Executive shall comply with this Agreement after a termination of employment.

(ii)       By the Company without Cause or by the Executive for Good Reason. Notwithstanding any other provision contained herein, if Executive’s employment hereunder is terminated by Executive for Good Reason or by the Company without Cause, in each case within twelve (12) months following the “Closing Date” (as such term is defined in the Merger Agreement), Executive shall be entitled to receive the Accrued Amounts and subject to Executive’s compliance with this Agreement and Executive’s execution of a release as specified in Section 3(c)(iii), Executive shall be entitled to receive:

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(A)      a lump sum payment equal to 0.5 times the sum of (i) the annual Base Salary as in effect as of the Termination Date and (ii) an amount equal to a prorated portion of the Performance Bonus for the year in which the Termination Date occurs, with such prorated amount determined by multiplying the Executive’s target Performance Bonus for the year in which the Termination Date occurs by a fraction, the numerator of which is the number of full months during such year in which the Executive was employed and the denominator of which is twelve (12), and payable within 60 days following the effective date of the Executive’s termination of employment (provided, however, that if following or within three (3) months prior to the effective date of a Change in Control occurring during the twelve (12) months following the Closing Date, the Executive effects a termination for Good Reason or the Company terminates the Executive’s employment other than due to the Executive’s death, a termination for Cause or a termination due to a Disability (a “CIC Qualifying Termination”), then subject to Executive’s compliance with this Agreement and Executive’s execution of a release as specified in Section 3(c)(iii), the Company shall pay to the Executive, in a lump sum in cash within sixty (60) days after the Termination Date, an amount equal to 0.5 times the sum of (i) the annual Base Salary as in effect as of the Termination Date and (ii) the Executive’s target Performance Bonus for the year in which the Termination Date occurs), provided that in the case of a CIC Qualifying Termination within three (3) months prior to the effective date of the Change in Control, the enhanced severance due upon a CIC Qualifying Termination shall be payable within sixty (60) days after the effective date of the Change in Control (which, for the avoidance of doubt, will be reduced by any severance payable under this section absent the occurrence of a Change in Control); and

(B)        notwithstanding the terms of any equity incentive plan or award agreements, as applicable, all outstanding unvested equity awards with respect to the Company held by Executive shall become fully vested and exercisable for the remainder of their full term, with any equity awards other than outstanding stock options, settled within 60 days following the effective date of the Executive’s termination of employment or such later date as required to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

(C)      if, to the extent applicable, the Executive timely elects continued health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or applicable state law and the Company’s group health plans following the Termination Date, then the Company shall pay 100% of the COBRA premiums necessary to continue the Executive’s and the Executive’s covered dependents’ health insurance coverage in effect for the Executive (and the Executive’s covered dependents) on the Termination Date until the earliest of: (A) twelve (12) months following the Termination Date; (B) the date when the Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment; or (C) if applicable, the date the Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the Termination Date through the earlier of (A)-(C) (the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on the Executive’s behalf could result in a violation of applicable law or the imposition of penalties or taxes, or is not available for other reasons, then in lieu of paying COBRA premiums pursuant to this Section 3(c)(ii)(C), the Company shall pay the Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the premium for such month, subject to applicable tax withholding, for the remainder of the COBRA Payment Period. Nothing in this Agreement shall deprive the Executive of the Executive’s rights under COBRA for benefits under plans and policies arising under the Executive’s employment by the Company.

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(iii)       Required Release. Notwithstanding any provision of this Agreement to the contrary, the Company’s obligation to provide the payments under Section 3(c)(ii) is conditioned upon Executive’s execution and non-revocation of an enforceable release of claims in a form provided to him by the Company and his compliance with this Agreement. If Executive chooses not to execute such release, revokes his execution of such release, or fails to comply with this Agreement, then the Company shall have no obligation to provide the payments under Section 3(c)(ii). The release of claims shall be provided to Executive no later than seven (7) days following his separation from service and Executive must execute it within the time period specified in the release (which shall not be longer than forty-five (45) days from the date of receipt). Such release shall not be effective until any applicable revocation period has expired.

(iv)       Benefits in Lieu of Other Severance. Executive is not entitled to receive any compensation or benefits upon his termination except as: (A) set forth in this Agreement; or (B) otherwise required by law. Moreover, the terms and conditions afforded Executive under this Agreement are in lieu of any severance benefits to which he otherwise might be entitled pursuant to any severance plan, policy and practice of the Company, including any severance entitlement set forth in the Prior Agreement.

(v)         Additional Distribution Rules. Notwithstanding any other payment date or schedule provided in this Agreement to the contrary, if the Executive is deemed on the Termination Date of the Executive’s employment to be a “specified employee” within the meaning of that term under Section 409A, then each of the following shall apply:

(A)       With regard to any payment that is considered “nonqualified deferred compensation” under Section 409A and payable on account of a “separation from service” (within the meaning of Section 409A and as provided in Section 3(f) of this Agreement), such payment shall not be made prior to the date which is the earlier of (1) the expiration of the six (6)-month period measured from the date of the Executive’s “separation from service,” and (2) the date of the Executive’s death (the “Delay Period”) to the extent required under Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 3(c)(v)(A) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to the Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein; and

(B)       To the extent that benefits to be provided during the Delay Period are considered “nonqualified deferred compensation” under Section 409A provided on account of a “separation from service,” the Executive shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse the Executive, to the extent that such costs would otherwise have been paid or reimbursed by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to the Executive, for the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be paid, reimbursed or provided by the Company in accordance with the procedures specified herein.

The foregoing provisions of this Section 3(c)(v)(A) and (B) shall not apply to any payments or benefits that are excluded from the definition of “nonqualified deferred compensation” under Section 409A, including, without limitation, payments excluded from the definition of “nonqualified deferred compensation” on account of being separation pay due to an involuntary separation from service under Treasury Regulation 1.409A-1(b)(9)(iii) or on account of being a “short-term deferral” under Treasury Regulation 1.409A-1(b)(4).

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(d)         Definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed to them below:

(i)        “Affiliate” means any corporation, partnership, limited liability company, trust or other entity which directly, or indirectly through one or more intermediaries, controls, is under common control with, or is controlled by, the Company.

(ii)        “Business Partners” is any person or entity who or which, at any time during Executive’s employment with the Company: (A) contracted for, was billed for, or received any product, service, or other offering from the Company; (B) contracted for, billed for, or provided any product, service, or other offerings to the Company; (C) was in contact with Executive or in contact with any other employee or agent of the Company, of which contact Executive was or should have been aware, concerning the sale or purchase of, or contract for, any product, service, or other offering of the Company; or (D) was solicited by the Company in an effort in which Executive was involved or of which Executive was aware.

(iii)       “Cause” means any of the following: (A) the Executive’s commission of a felony or other crime involving moral turpitude or the commission of any other act or omission involving misappropriation, disloyalty, fraud, or breach of fiduciary duty, (B) the Executive’s repeated failure to perform duties as reasonably directed by the Company, (C) the Executive’s gross negligence or willful misconduct in the performance of the Executive’s job duties, (D) the Executive violating any of the material terms of the Company’s established rules or policies, or (E) any other material breach of this Agreement or any other agreement between the Executive and the Company which, if curable, is not cured to the Company’s reasonable satisfaction within fifteen (15) days after written notice thereof to the Executive.

(iv)        “Change in Control” shall have the meaning ascribed to such term in the Company’s 2020 Equity Incentive Plan (the “Plan”).

(v)         “Code” means the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder.

(vi)          “Competitive Business” is defined as a business or enterprise that is developing any ophthalmic gene therapy with a mechanism of action that is similar to a mechanism of action that is a feature of any product under development by the Company.

(vii)      “Disability” means the Executive’s physical or mental inability to substantially perform Executive’s duties and responsibilities under this Agreement, with or without reasonable accommodation, for a period of ninety (90) days, whether or not consecutive, during any 365-day period, as determined in the Company’s reasonable discretion. The Company shall give Executive written notice of a termination due to Disability and the termination shall be effective as of the Termination Date specified in such notice.

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(viii)      “Good Reason” means the occurrence of any of the following without Executive’s express prior written consent: (A) a reduction in Executive’s salary by more than 5% other than as part of an across-the-board salary reduction that applies in the same manner to all senior executives of the Company; (B) the removal of Executive from the position of President of the Company other than due to a termination for Cause, death or termination due to Disability; (C) a material reduction in Executive’s responsibilities, duties, or authority as President of the Company unless agreed to in writing by the Executive; or (D) the Company’s material breach of this Agreement; provided, however, that prior to a termination for Good Reason, Executive must provide written notice to the Company briefly describing the condition giving rise to the termination for Good Reason within thirty (30) days of Executive’s knowledge of its initial existence and must give the Company thirty (30) days from such notice to cure the condition alleged to give rise to the termination for Good Reason and, if such condition is not cured, Executive must terminate his employment within thirty (30) days from the end of the cure period. For the avoidance of doubt, by entering into this Agreement, the Executive acknowledges that Executive shall not have a right to terminate for Good Reason under the Prior Agreement or as a result of the Merger.

(ix)        “Termination Date” means the earlier to occur of (A) the date the Company specifies in writing to the Executive in connection with the exercise of its Termination Right; (B) the date the Executive specifies in writing to the Company in connection with any notice to effect a termination for Good Reason; (C) the date on which the Employment Period ends pursuant to Section 3(b); (D) death; or (E) the Expiration Date. Notwithstanding the foregoing, a termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” (within the meaning of Section 409A), and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place will be the Termination Date.

(x)          “Termination Right” means the right of the Company, in its sole, absolute and unfettered discretion, to terminate the Executive’s employment under this Agreement for any reason or no reason whatsoever. For the avoidance of doubt, any termination for Cause effected by the Company shall not constitute the exercise of its Termination Right.

(e)         Conflict with Plan. As permitted under the terms of the Plan, the Company and the Executive agree that the definitions of Cause or Good Reason set forth in this Section 3 shall apply in place of any similar definition or comparable concept applicable under the Plan (or any similar definition in any successor plan).

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(f)         Section 409A. It is intended that payments and benefits under this Agreement either be excluded from or comply with the requirements of Section 409A and the guidance issued thereunder and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted consistent with such intent. In the event that any provision of this Agreement is subject to but fails to comply with Section 409A, the Company may revise the terms of the provision to correct such noncompliance to the extent permitted under any guidance, procedure or other method promulgated by the Internal Revenue Service now or in the future or otherwise available that provides for such correction as a means to avoid or mitigate any taxes, interest or penalties that would otherwise be incurred by the Executive on account of such noncompliance. Provided, however, that in no event whatsoever shall the Company be liable for any additional tax, interest or penalty imposed upon or other detriment suffered by the Executive under Section 409A or damages for failing to comply with Section 409A. Solely for purposes of determining the time and form of payments due the Executive under this Agreement (including any payments due under Sections 3(c)) or otherwise in connection with the Executive’s termination of employment with the Company, the Executive shall not be deemed to have incurred a termination of employment unless and until the Executive shall incur a “separation from service” within the meaning of Section 409A. The parties agree, as permitted in accordance with the final regulations thereunder, a “separation from service” shall occur when the Executive and the Company reasonably anticipate that the Executive’s level of bona fide services for the Company (whether as an employee or an independent contractor) will permanently decrease to no more than forty (40) percent of the average level of bona fide services performed by the Executive for the Company over the immediately preceding thirty-six (36) months (or the period of Executive’s employment if Executive has been employed with the Company less than thirty-six (36) months at the time of the Executive’s termination). The determination of whether and when a separation from service has occurred shall be made in accordance with this subparagraph and in a manner consistent with Treasury Regulation 1.409A-1(h). All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement (and the in-kind benefits to be provided) during a calendar year may not affect the expenses eligible for reimbursement (and the in-kind benefits to be provided) in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement (or in-kind benefits) is not subject to set off or liquidation or exchange for any other benefit. For purposes of Section 409A, the Executive’s right to any installment payments under this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within ninety (90) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

4.        Executive Remedy. The Executive acknowledges and agrees that the payment and rights provided under Section 3 are fair and reasonable, and are the Executive’s sole and exclusive remedy, in lieu of all other remedies at law or in equity, for termination of the Executive’s employment by the Company upon exercise of its Termination Right pursuant to this Agreement or upon a termination for Good Reason.

5.           Section 280G.

(a)        If any payment or benefit (whether or not pursuant to this Agreement) the Executive would receive in connection with a Change in Control from the Company or otherwise (the “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this paragraph, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Executive shall have the option to select one of the following two alternative forms of payment: (A) payment in full of the entire amount of the Payment, or (B) payment of only a part of the Payment so that the Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”). If Executive elects to receive a Reduced Payment, the reduction in payments and/or benefits shall occur in the following order: (A) reduction of cash payments in the reverse chronological order in which otherwise payable; (B) cancellation of accelerated vesting of equity awards other than stock options; (C) cancellation of accelerated vesting of stock options; and (D) reduction of other benefits paid to Executive in the reverse chronological order in which otherwise payable. In the event that acceleration of compensation from the Executive’s equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant and, in the case of a particular grant, in the reverse chronological order in which the grant would otherwise vest.

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(b)         The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control, or a nationally recognized law firm, shall make all determinations required to be made under this Section 5. If the independent registered public accounting firm or nationally recognized law firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint an independent registered public accounting firm or nationally recognized law firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder.

(c)         The independent registered public accounting firm or law firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and the Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. Any good faith determinations of the accounting firm or law firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

6.           Restrictive Covenants.

(a)       Non-Competition.  In consideration of the payments and benefits described in Section 3 and other sections of this Agreement, to which the Executive was not entitled prior to the Effective Date hereof, the Executive agrees that, throughout the term of the Executive’s employment with the Company and for one (1) year immediately following the Termination Date (the “Restricted Period”), the Executive shall not, directly or indirectly, without the prior written consent of the Board, own, manage, operate, control, finance or participate in the ownership, management, operation, control or financing of, or provide services as an officer, director, executive, partner, employee, principal, agent, representative, consultant, licensor, licensee or otherwise to, for, or on behalf of, any Competitive Business; provided, however, that the Executive (i) may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange, and (ii) may provide services or work for any Competitive Business in any area of its business that does not develop or commercialize gene therapies for the treatment of ophthalmic disorders and diseases with respect to a product that would be in direct competition with a similar product of the Company.  In recognition of the broad geographic scope of the Company’s business and of the ease of competing with that business from any location throughout the world, the restrictions in this Section 6(a) are intended to cover the following geographic areas (collectively, the “Territory”): (A) the United States; (B) all states (including the District of Columbia, if applicable) in which the Company provided goods or services, had employees or customers, or otherwise conducted business at any time during Executive’s employment; or (C) all states (including the District of Columbia, if applicable) in which Executive performed services for the Company or had a material presence or influence, or over which Executive had managerial responsibilities.  If a court or arbitrator determines that the Territory described above in clause (A) is too restrictive, then the parties agree that the Territory shall be the area specified in clause (B).  If a court or arbitrator determines that the Territory described above in clauses (A) and (B) are too restrictive, then the parties agree the Territory shall be reduced to the area specified in clause (C).  If the court determines that all of the areas mentioned above are too restrictive, then the parties agree the court or arbitrator may reduce or limit the area to enable the intent of this Section 6(a) to be enforced in the largest acceptable area. The Executive hereby represents and warrants that the Executive has disclosed previously to the CEO all other employment or other commercial business activities that the Executive already undertakes or intends to undertake (to the extent currently known by the Executive), during the Executive’s period of employment with the Company.

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(b)        Non-Solicitation of Business Partners.  Executive agrees that during the Restricted Period, Executive will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, except on behalf of the Company: (i) solicit, induce or attempt to induce any Business Partners to terminate, diminish, or materially alter in a manner harmful to the Company its relationship with the Company; or (ii) solicit or assist in the solicitation of any Business Partners to induce or attempt to induce such Business Partners to  contract with, or order from, a Competitive Business.

(c)         Reasonableness of Restrictions.  Executive agrees that Executive has read Section 6 of this Agreement and understand its terms.  Executive agrees that those restrictions are reasonable, proper, and necessitated by the Company’s legitimate business interests, based on Executive’s role and access to and use of the Company’s trade secrets and proprietary and confidential information.  If any restrictions set forth in Section 6 of this Agreement are found by any court of competent jurisdiction or arbitrator to be unenforceable because they extend for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

(d)         Employee Proprietary Information, Inventions Assignment, and Non-Solicitation Agreement. In connection with this Agreement, and as a condition of the Executive’s employment with the Company, the Executive shall sign and abide by the Employee Proprietary Information, Inventions Assignment and Non-Solicitation Agreement (“Confidentiality Agreement”), a copy of which is attached as Exhibit B to this Agreement. The Confidentiality Agreement may be amended by the parties from time to time without regard to this Agreement and contain provisions that are intended by the parties to survive and do survive termination or expiration of this Agreement.

(e)        Notice of Immunity from Liability For Confidential Disclosure of a Trade Secret.  Pursuant to 18 USC § 1833(b), an individual may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.  Nothing in this Agreement or the Invention Assignment Agreement is intended to limit any rights under this federal law.

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(f)        Exclusions. Notwithstanding anything to the contrary in this Agreement or the Confidentiality Agreement, the Executive understands that nothing in this Agreement, the Confidentiality Agreement, or any other agreement between the Executive and the Company prohibits the Executive, confidentially or otherwise, from communicating, cooperating, or filing a charge or complaint with a governmental enforcement or regulatory entity (an “Agency”) or participating in an Agency investigation, in each case without receiving prior authorization from, or having to disclose any such conduct to, the Company.  Nothing in this Agreement or the Confidentiality Agreement shall (i)  be construed to limit the Executive’s right to receive an award for information provided to any Agency, including under the Dodd‑Frank Wall Street Reform and Consumer Protection Act of 2010; nor (ii) prohibit the Executive from discussing or disclosing information that is expressly prohibited from being the subject of employee nondisclosure obligations under applicable law, such as information about unlawful acts in the workplace, including harassment or any other conduct that the Executive has reason to believe is unlawful or in violation of public policy, or from speaking with an attorney regarding the same.  Notwithstanding the foregoing, in making any such disclosures or communications, the Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Proprietary Information to any parties other than the Agencies.  The Executive further understands that the Executive is not permitted to disclose the Company’s attorney-client privileged communications or attorney work product.

7.           Successors.

(a)         This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)         This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and any party acting in the form of a receiver or trustee capacity.

(c)          The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

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8.           Miscellaneous.

(a)          This Agreement shall be construed, and the rights and obligations of the parties hereunder determined, in accordance with the substantive laws of the State of Michigan, without regard to its conflict-of-laws principles. For the purposes of any suit, action or proceeding based upon, arising out of or relating to this Agreement or the negotiation, execution or performance hereof, the parties hereby expressly submit to the jurisdiction of all federal and state courts sitting within the confines of the Federal Eastern District of Michigan (the “Venue Area”) and consent that any order, process, notice of motion or other application to or by any such court or a judge thereof may be served within or without such court’s jurisdiction by registered mail or by personal service in accordance with Section 8(b). The parties agree that such courts shall have the exclusive jurisdiction over any such suit, action or proceeding commenced by either or both of said parties. Each party hereby irrevocably waives any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding based upon, arising out of or relating to this Agreement or the negotiation, execution or performance hereof, brought in any federal or state court sitting within the confines of the Venue Area and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)         All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	At Executive’s address as it appears in the
Company’s books and records or at such other
place as Executive shall have designated by
notice as herein provided to the Company

If to the Company:	Ocuphire Pharma, Inc.
Attn: George Magrath, M.D.
37000 Grand River Ave
Suite 120
Farmington Hills, MI 48335

with a copy to:	Sidley Austin LLP
Attn: Asher Rubin
2850 Quarry Lake Drive
Suite 280
Baltimore, MD 21209; (410) 559-2881
Arubin@sidley.com

Sidley Austin LLP
Attn: Andrea Reed
One South Dearborn Street
Chicago, IL 60603; (312) 853-7881
andrea.reed@sidley.com

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

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(c)         The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)        From and after the Effective Date, the Company shall cover the Executive under directors’ and officers’ liability insurance both during and, while potential liability exists, after the Employment Period in the same amount and to the same extent as the Company covers its other executive officers and directors.

(e)        The Company hereby agrees to indemnify the Executive and hold the Executive harmless to the extent provided under the Amended and Restated Certificate of Incorporation of the Company, the Amended and Restated Bylaws of the Company, and any Indemnification Agreement entered into by and between the Company and the Executive against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from the Executive’s good faith performance of the Executive’s duties and obligations with the Company. For clarity, the Executive shall not be entitled to any indemnification in any proceeding brought by the Company against the Executive or his affiliates or any proceeding relating to or arising out of conduct that could form the basis for a termination for Cause. This obligation shall survive the termination of the Executive’s employment with the Company.

(f)         The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes that the Company determines are required to be withheld pursuant to any applicable law or regulation.

(g)          The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision of right or any other provision or right of this Agreement.

(h)       This Agreement, the Confidentiality Agreement, and all agreements, documents, instruments, schedules, exhibits or certificates prepared in connection herewith, and as of the Effective Date represent the entire understanding and agreement between the parties with respect to the subject matter hereof, supersede all prior understandings, agreements or negotiations between such parties, whether written or oral (including, for the avoidance of doubt, the Prior Agreement), and may be amended, supplemented or changed only by an agreement in writing which makes specific reference to this Agreement or the agreement or document delivered pursuant hereto, as the case may be, and which is signed by the party against whom enforcement of any such amendment, supplement or modification is sought.

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(i)         This Agreement may be executed in one or more counterparts and by facsimile, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Signatures of the parties transmitted by facsimile or via .pdf format shall be deemed to be their original signatures for all purposes. The words “execution,” “signed,” “signature,” and words of like import shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Michigan Uniform Electronic Transactions Act, or any other similar state laws based on the Uniform Electronic Transactions Act. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

Signatures on the Following Page

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In Witness Whereof, the Company and the Executive have executed this Agreement as of the date first above written.

The Executive:	The Company:

Ocuphire Pharma, Inc.

	By:	/s/ George Magrath
Name: Dr. George Magrath
Title: Chief Executive Officer
/s/ Benjamin R. Yerxa
Benjamin R. Yerxa, Ph.D.

Signature Page to
Employment Agreement

Exhibit A

Form of Consulting Agreement

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made as of October 22, 2024 (the “Effective Date”), between Ocuphire Pharma, Inc., a Delaware corporation, having a principal place of business at 37000 Grand River Avenue, Suite 120, Farmington Hills, Michigan 48335 (the “Company”), and Benjamin R. Yerxa, Ph.D. having an address at ____________________________ (“Consultant”).

Background

The Company desires to retain Consultant, and Consultant desires to be engaged by the Company, to perform certain consulting services in the field of ophthalmology pursuant to the terms and conditions of this Agreement.
Terms and Conditions

Now, Therefore, in consideration of the foregoing and the terms, conditions and covenants hereinafter set forth, the Company and Consultant agree as follows:

1.           Certain Definitions.  Capitalized terms used in this Agreement and not otherwise defined shall have the following meanings:

(a)         “Company Documents and Materials” means documents or other media, whether in tangible or intangible form, that contain or embody Proprietary Information or any other information concerning the Inventions or the business, operations, or plans of the Company, prepared by Consultant in the performance of the Services.  Company Documents and Materials include, without limitation, blueprints, drawings, photographs, charts, graphs, notebooks, computer disks, tapes or printouts, sound recordings and other printed, electronic, typewritten or handwritten documents or information, sample products, prototypes and models.

(b)         “Company Representative” means George Magrath, M.D., or his successor as Chief Executive Officer of the Company.

(c)       “Inventions” means, without limitation, all software programs or subroutines, source or object code, algorithms, improvements, inventions, works of authorship, trade secrets, technology, designs, formulas, ideas, processes, techniques, know-how and data, whether or not patentable or copyrightable, made or discovered or conceived or reduced to practice or developed by Consultant, either alone or jointly with others.

(d)        “Proprietary Information” means information developed, created, or discovered by or on behalf of the Company, which is disclosed by Company to Consultant, whether during or before the term of this Agreement, that is not generally known in Consultant’s trade or industry and will include, without limitation, information about data, results, ideas, processes, techniques, formulae, know-how, improvements, discoveries, developments and design, tangible and intangible information relating to biological materials (such as cell lines, antibodies, tissue samples, proteins, nucleic acids and the like), assays and assay components and media, procedures and formulations for producing any such assays or assay components, and pre-clinical and clinical data, test, results, developments or experiments, plans for research, development and new therapeutics, technical information, tools, diagrams, plans, specifications, trade secrets, inventions, invention disclosures, concepts, structures, products, patentspending, patent applications, prototypes, processes,  works in process, works of authorship, copyright applications, software programs and subroutines, source and object code, algorithms, trade secrets, designs, technology, know-how, processes, data, ideas, techniques, inventions, works of authorship, formulae, business and product development plans, customer lists, terms of compensation and performance levels of the Company’s employees and consultants, the Company’s customers and other information concerning the Company’s actual or anticipated business, research or development, or which is received in confidence by or for the Company from any other person or entity.

(e)       “Services” means the consulting services in the field of ophthalmology to be performed by Consultant on behalf of the Company described on Exhibit A attached hereto.

2.          Services.  The Company hereby engages Consultant, and Consultant accepts such engagement, to perform the Services.  Consultant will be free of control and direction from the Company (other than general oversight and control over the scope of work, results of the Services and timing of deliverables), and will have exclusive control over the manner and means of performing the Services, including the choice of place and time. The expected hours shall not exceed eighty (80) hours per month. Consultant shall not be required to work any specified schedule but Consultant agrees to proceed with diligence and promptness.  Consultant hereby represents and warrants that the Services shall be performed in accordance with the highest professional standards in the field to the satisfaction of the Company.

3.         Term.  The term of this Agreement shall commence on October 22, 2025 (or, if earlier, the first day following the termination of Consultant’s employment with the Company other than (i) by the Executive pursuant to Section 3(b) of the Employment Agreement, by and between Consultant and the Company, effective October 22, 2024 (the “Employment Agreement”), (ii) by the Company for Cause (as defined in the Employment Agreement), or (iii) because of Consultant’s death or Disability (as defined in the Employment Agreement) (the day on which the term actually commences, the “Start Date”) and terminate on October 21, 2028 (the “Consulting Period”) unless the parties mutually agree in writing to extend the term of this Agreement.  Notwithstanding the foregoing, (a) either party may terminate this Agreement for any reason upon giving not less than thirty (30) days’ notice to the other party, (b) the Company may terminate this Agreement immediately in the event of any embezzlement, non-performance of the Services, fraud or deceit in Consultant’s performance of Consultant’s obligations hereunder, or Consultant’s violation of law, and (c) either party may terminate this Agreement immediately upon occurrence of any of the following events: (i) the breach of this Agreement by the other party, which breach is not cured within ten (10) business days after the breaching party’s receipt of written notice of such breach from the non-breaching party, or (ii) the dissolution, voluntary or involuntary bankruptcy of either party, or assignment by either party of all or substantially all of its assets for the benefit of creditors.  The rights and obligations of the parties hereto under Sections 6 through 28 of this Agreement shall survive the expiration or termination of this Agreement.  If the Company terminates this Agreement pursuant to Section 3(a) above, or Consultant terminates this Agreement pursuant to Section 3(c)(i) above, all compensation due or unvested under this Agreement will accelerate and be immediately payable to Consultant within sixty (60) days following such termination of this Agreement. Such compensation shall be calculated by subtracting the amount of compensation paid or which vested  pursuant to this Agreement from October 22, 2025 to the date of termination from $1,200,000.00, with the value of any equity-based awards to be calculated based on the number of shares subject to such awards multiplied by the closing stock price on the applicable grant date; provided, that if all or any portion of such compensation would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and would, but for this Section 3, be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then such compensation shall be reduced (but not below zero), in reverse chronological order, to the extent necessary to ensure that no Excise Tax is due.  Any determination required by the preceding sentence shall be made in writing by an independent accounting firm selected by the Company and Consultant.

4.          Compensation.  In consideration of Consultant’s performance of the Services, the Company shall pay Consultant at a rate of $400,000 per year during the Consulting Period, which amount shall be paid to the Consultant in cash in equal quarterly installments, within thirty (30) days following the end of each quarter during each year of the Consulting Period, subject to the Consultant’s continued service with the Company through the last day of the applicable quarterly period; provided, that in the Company’s sole discretion and in consultation with the Consultant, up to 50% (or such greater amount as may be mutually agreed upon by the parties) of the annual amount payable to the Consultant may be paid in the form of restricted stock units with respect to the Company’s common stock, which restricted stock units shall be granted in the first week of the applicable quarter, with the number of shares subject to the restricted stock unit award determined based on the closing market price of the Company’s common stock as of the applicable grant date and with such restricted stock units to vest on the last day of the applicable quarterly period, subject to the Consultant’s continued service through the last day of the applicable quarterly period and with the shares subject to the restricted stock unit award to be settled within thirty (30) days following the end of the applicable quarterly period; provided, further, the Company may elect to accelerate the grant of all of the restricted share unit awards for any year in the Consulting Period to the first week of the applicable year, with the award to vest in four equal quarterly installments based on the Consultant’s continued service through the last day of the applicable quarterly period and to be settled within thirty (30) days following the end of the applicable quarterly period. For the Services rendered during any calendar month during the term of this Agreement, Consultant will submit invoices to the Company on the last day of each calendar month or within fifteen (15) calendar days thereafter, containing at a minimum an accounting of activities performed and corresponding hours spent during that month. In addition, subject to the prior written approval of the Company Representative, the Company will pay or reimburse Consultant for all reasonable travel-related expenses incurred by Consultant in attending meetings and like events requested by the Company and any other expenses approved by the Company Representative in advance.  All such expense reimbursements shall be subject to submission of appropriate documentation or receipts in accordance with the Company’s Consultant & Contractor Reimbursable Expense Policy in effect from time to time, and must be submitted to the Company for reimbursement within thirty (30) calendar days after such expenses were incurred by Consultant. Payment to Consultant of undisputed fees and expenses will be due thirty (30) days following the Company’s receipt of the invoice or expense reimbursement request with appropriate documentation.

5.         Expenses and Liabilities.  Consultant agrees that as an independent contractor, Consultant is solely responsible for all expenses Consultant incurs in connection with the performance of the Services, except for expenses that are pre-approved by the Company Representative in writing.  The Company shall have no obligation to reimburse Consultant for expenses that were not approved in advance by the Company.  Consultant understands that Consultant will not be provided any office equipment or supplies to perform the Services and shall not be reimbursed for any supplies, equipment, or operating costs, nor will these costs of doing business be defrayed in any way by the Company.

6.         Disclosure.  Pursuant to applicable governmental laws, rules and regulations, Consultant understands and acknowledges that the Company may be required to disclose to relevant governmental authorities the payments made by or on behalf of the Company to Consultant under this Agreement, as well as the purpose and nature of such payments.  Consultant shall keep accurate records regarding payments made and expenses incurred in connection with this Agreement and shall provide the Company with such information upon request. The Company will have the right to disclose (including on the Company’s website) and report, as may be required by applicable law (including the Physician Payment Sunshine Act set forth in Section 6002 of the Patient Protection and Affordable Care Act of 2010, and similar state reporting laws), or as otherwise desired by the Company (a) information relating to the Services, including without limitation, all payments, reimbursement for expenses, or other transfers of value made in other than monetary form, (b) identifying information concerning Consultant, and any other information relating to this Agreement.

7.           Confidentiality of Proprietary Information.

(a)          Nature of Information.  Consultant understands that the Company possesses and will possess Proprietary Information which is important to its business.  Consultant understands that Consultant’s engagement creates a relationship of confidence and trust between the Company and Consultant with respect to Proprietary Information.

(b)        Property of the Company.  Consultant acknowledges and agrees that all Company Documents and Materials, Proprietary Information, and all patents, patent rights, copyrights, trade secret rights, trademark rights and other rights (including, without limitation, intellectual property rights) anywhere in the world in connection therewith is and shall be the sole property of the Company.  Consultant hereby assigns to the Company any and all rights, title and interest Consultant may have or acquire in any Proprietary Information, or Company Documents and Materials.

(c)          Confidentiality.  At all times during the term of this Agreement and thereafter, Consultant shall keep in confidence and trust and shall not use or disclose any Proprietary Information or anything relating to it without the prior written consent of the Company Representative, except as may be necessary in the ordinary course of performing the Services.  The obligations of confidentiality and non-disclosure set forth herein shall not apply to any information that:

(i)           was already known to Consultant prior to receipt hereunder as evidenced by Consultant’s written records;

(ii)          is or later becomes publicly available other than through a breach of this Agreement by Consultant;

(iii)         is lawfully disclosed to Consultant by a third party under no confidentiality obligations; and/or

(iv)         Consultant is given written permission to disclose by an authorized representative of Company.

(d)         Compelled Disclosure.  In the event that Consultant is requested in any proceeding to disclose any Proprietary Information, Consultant shall give the Company prompt notice of such request so that the Company may seek an appropriate protective order. If, in the absence of a protective order, Consultant is nonetheless compelled by any court or tribunal of competent jurisdiction to disclose Proprietary Information, Consultant may disclose such information without liability hereunder; provided, however, that Consultant gives the Company notice of the Proprietary Information to be disclosed as far in advance of its disclosure as is practicable and uses Consultant’s best efforts to obtain assurances that confidential treatment will be accorded to such Proprietary Information.

(e)          Records.  Consultant agrees to make and maintain adequate and current written records, in a form specified by the Company, of all Inventions, trade secrets and works of authorship assigned or to be assigned to the Company pursuant to this Agreement.

(f)        Handling of the Company Documents and Materials.  Consultant agrees that during Consultant’s engagement by the Company, Consultant shall not remove any Company Documents and Materials from the business premises of the Company or deliver any Company Documents and Materials to any person or entity outside the Company, except as Consultant may be required to do in connection with performing the Services. Consultant further agrees that, immediately upon the termination of Consultant’s engagement for any reason, or during Consultant’s engagement if so requested by the Company, Consultant shall return all Company Documents and Materials, apparatus, equipment and other physical property, or any reproduction of such property, excepting only Consultant’s copy of this Agreement.

(g)        Notice of Immunity from Liability For Confidential Disclosure of a Trade Secret.  Pursuant to 18 USC § 1833(b), if Consultant is an individual, Consultant may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret: (a) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, In addition, if Consultant is an individual and Consultant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Consultant may disclose the trade secret to Consultant’s attorney and may use the trade secret information in the court proceeding, if Consultant (X) files any document containing the trade secret under seal; and (Y) does not disclose the trade secret, except pursuant to court order.  Nothing in this Agreement is intended to limit any rights under this federal law.

8.           Inventions.

(a)         Disclosure.  Consultant shall promptly disclose in writing to the Company any and all Inventions.  Such disclosures shall be received by the Company in confidence.  Consultant shall promptly disclose in writing to the Company Representative or to such person designated by the Company Representative all Inventions made during the term of Consultant’s engagement with the Company related to the Services. Consultant shall also disclose to the Company Representative all Inventions made, discovered, conceived, reduced to practice or developed by Consultant either alone or jointly with others, within six (6) months after the termination of Consultant’s engagement with the Company which resulted, in whole or in part, from Consultant’s prior engagement with the Company and are related to the Services. Such disclosures shall be received by the Company in confidence, to the extent such Inventions are not assigned to the Company pursuant to subsection (b) below, and do not extend the assignments made in such subsection.

(b)       Assignment of Inventions to the Company.  Consultant agrees that all Inventions which Consultant makes, discovers, conceives, reduces to practice or develops (in whole or in part, either alone or jointly with others) during Consultant’s engagement related to the Services, including, but not limited to, conceptions or ideas derived prior to Consultant’s engagement but related to the Services and reduced to practice or developed (in whole or in part, either alone or jointly with others) during Consultant’s engagement with the Company, shall be the sole property of the Company to the maximum extent permitted by law.  Consultant hereby irrevocably and exclusively assigns to the Company in perpetuity, without further consideration, all of Consultant’s right, title and interest (including, without limitation, all patent rights, copyrights, trademark rights, trade secret rights and other proprietary and/or intellectual property rights, and all renewals thereof) throughout the United States and in all other countries or jurisdictions, free and clear of all liens and encumbrances, in and to all such Inventions.  If in the course of Consultant’s engagement with the Company, Consultant incorporates into a Company Invention, product, process, or machine a prior Invention or improvement not related to the Services that is owned by Consultant or in which Consultant has an interest, Consultant hereby does assign all rights and interest in such prior Invention to the Company.  To the extent that any such prior Invention is not deemed to be assignable as provided in this Section 8(b), the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, sublicensable, worldwide license to make, have made, modify, use, market, sell and distribute such prior Invention as part of or in connection with such product, process or machine.

(c)          Ownership of Copyrightable Inventions.  Consultant agrees that the Company shall be the sole owner of all patents, patent rights, copyrights, trade secret rights, trademark rights and all other intellectual property or other rights in connection with Inventions related to the Services. Consultant further acknowledges and agrees that such Inventions related to the Services that are copyrightable Inventions were created by or for Consultant (whether alone or with others) on behalf of the Company or for the benefit of the Company and shall be the sole and complete property of the Company, and any and all copyrights to such Inventions shall belong exclusively and perpetually to the Company throughout the world.  Consultant shall not attempt to register any works created by Consultant pursuant to this Agreement at the U.S. Copyright Office, the U.S. Patent & Trademark Office, or any foreign copyright, patent, or trademark registry.

(d)         Cooperation. Consultant agrees to perform, during and after Consultant’s engagement, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in further evidencing and perfecting the assignments made to the Company under this Agreement and in obtaining, maintaining, defending and enforcing patents, patent rights, copyrights, trademark rights, trade secret rights or any other rights in connection with such Inventions and improvements related to the Services in any and all countries. Such acts may include, without limitation, execution of documents and assistance or cooperation in legal proceedings. Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as Consultant’s agents and attorney-in-fact, coupled with an interest, to act for and on Consultant’s behalf and in Consultant’s place and stead, to execute and file any documents, applications or related findings and to do all other lawfully permitted acts strictly limited to furthering the purposes set forth above in this Section 8(d), including, without limitation, the perfection of assignment and the prosecution and issuance of patents, patent applications, filing with the FDA, copyright applications and registrations, trademark applications and registrations or other rights in connection with such Inventions and improvements related to the Services with the same legal force and effect as if executed by Consultant.

(e)        Assignment or Waiver of Moral Rights. Any assignment of copyright hereunder (and any ownership of a copyright as a work made for hire) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “Moral Rights” (collectively, “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the law in the various countries where Moral Rights exist, Consultant hereby waives such Moral Rights and consents to any action of the Company that would violate such Moral Rights in the absence of such consent.

(f)          Holdover Assignment.

(i)          Consultant agrees to, after the termination of Consultant’s engagement with the Company for any reason, (1) disclose immediately to the Company all Inventions related to the Services, patentable or not; (2) assist, at the Company’s expense, such applications for United States patents and foreign patents covering such Inventions related to the Services as the Company may request; (3) assign to the Company without further compensation to Consultant the entire title and rights to all such Inventions and applications related to the Services that Consultant may have; and (4) execute, acknowledge, deliver, or act as otherwise necessary at the request of the Company all such papers, including but not limited to patent applications, assignments, power of attorney, as necessary to secure the Company the full rights to such Inventions and applications related to the Services.

(ii)          The Inventions related to the Services which shall come under this Section 8(f) shall include all Inventions related to the Services that (1) Consultant conceives, reduces to practice, or otherwise makes or develops, either solely or jointly with others, within one year after the termination of this Agreement; (2) are in any way based on any trade secret or confidential or proprietary information that Consultant learned during Consultant’s engagement with the Company; (3) result from any work performed by Consultant for the Company under this Agreement; or (4) are in any way related to the subject matter or activities of Consultant’s engagement with the Company.

9.          Non-Solicitation or Hire of the Company Employees.  During the term of this Agreement and for one year thereafter, Consultant shall not encourage or solicit any employee of the Company to leave the Company for any reason or to accept employment with Consultant or any other entity.  As part of this restriction, Consultant shall not (a) interview or provide any input to any third party regarding any such employee during such time period, or (b) retain or hire in any capacity, either individually or for any person or entity by which Consultant may be engaged or with which Consultant may be affiliated, any person who is or was employed by the Company at any time during the term of this Agreement and six (6) months after the termination of this Agreement.

10.         Non-Solicitation of Non-Employees.  During the term of this Agreement and for one year thereafter, Consultant shall not interfere with or attempt to impair the relationship between the Company and any of its non-employee consultants and advisors, nor shall Consultant attempt, directly or indirectly, to solicit, entice, hire or otherwise induce any non-employee consultant or advisor of the Company to terminate association with the Company.

11.         Company Authorization for Publication.  Prior to Consultant’s submitting or disclosing for possible publication or dissemination outside the Company any material prepared by Consultant that incorporates information that concerns the Company’s business or anticipated research, Consultant agrees to deliver a copy of such material to the Company Representative for review.  Within twenty (20) days following such submission, the Company agrees to notify Consultant in writing whether the Company believes such material contains any Proprietary Information or Inventions related to the Services, and Consultant agrees to make such deletions and revisions as are reasonably requested by the Company to protect its Proprietary Information and Inventions related to the Services.  Consultant further agrees to obtain the written consent of the Company prior to any review of such material by persons outside the Company.

12.         Former Employer Information.  Consultant represents and certifies to the Company that Consultant’s performance of all the terms of this Agreement and engagement as a consultant of the Company do not and shall not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Consultant in confidence or in trust prior to Consultant’s engagement by the Company, or violate the terms of any covenant not to compete between Consultant and any third party.  Consultant shall not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employers of Consultant or any other third party.

13.         Independent Contractor.  The Company and Consultant mutually understand and agree that Consultant shall perform the Services under this Agreement as an independent contractor.  Nothing in this Agreement is intended to allow the Company to exercise control or direction over the manner or method by which Consultant performs the Services.  Nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture, or employment relationship between Client and Consultant.  Consultant is not authorized to make any representation, contract or commitment on behalf of the Company. Consultant will not be entitled to any of the benefits that the Company may make available to its employees (including, but not limited to, group health or life insurance, profit sharing or retirement benefits), and agrees that Consultant is excluded from participating in any such benefit plans or programs as a result of the performance of the Services, without regard to Consultant’s independent contractor status.  The parties agree that the Company will not withhold any sums for income tax, unemployment insurance, social security, or any other withholding pursuant to any law or requirement of any governmental body on behalf of Consultant.  Consultant is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any foreign, federal, state or local tax authority with respect to the performance of Services and receipt of fees under this Agreement, and Consultant agrees to indemnify the Company from any and all damages, costs, claims, expenses or other liability (including attorneys’ fees) arising from or related to Consultant’s failure to comply with any of the foregoing.

14.         Compliance.

(a)        Consultant will become familiar with and comply with the Company’s written rules, regulations policies applicable to the Services that are provided to Consultant by the Company in advance of the performance of the Services.

(b)         Both parties to this Agreement agree to comply with all applicable federal, state, and local laws and regulations in performing their obligations under this Agreement.  Both parties to this Agreement expressly acknowledge that the federal anti-kickback statute, 42 U.S.C. § 1320a-7b(b), prohibits the payment or receipt of remuneration as an inducement or reward for the referral, purchase, or ordering of items or services for which payment may be made in whole or in part under a federal health care program.  It is the intention of the parties that this Agreement be performed in accordance with such anti-kickback statute.  If any portion of this Agreement is found, by any court or agency with jurisdiction over the subject matter of the Agreement, not to be in compliance with such anti-kickback statute, that portion of the Agreement shall be deemed to be retroactively amended and reformed as necessary to comply with the statute, and the parties shall cooperate in taking any steps necessary to ensure such compliance.

15.         Warranties.

(a)         Consultant represents and warrants that Consultant: (i) is skilled and experienced in providing the Services, and will perform the Services in a professional and workmanlike manner customary in the industry; (ii) has, and will maintain throughout the term of this Agreement, all training, licenses, certifications, and information necessary for safely and properly performing the Services; (iii) will perform the Services in accordance with the terms and conditions of this Agreement and all applicable laws, ordinances and regulations; (iv) has not been found by any agency to have violated any statutes, rules, or regulations concerning the conduct of clinical research or services substantially similar to the Services; nor has received any agency letter alleging the same; (v) has not been terminated from any investigation or research project by a sponsor or agency for misconduct; and (vi) has not been subject to any disciplinary actions by any applicable boards of medicine, institutional review boards, or other similar agencies, nor been subject to any other restrictions or sanctions related to allegations of research or professional misconduct.

(b)         Consultant further represents and warrants that (i) Consultant has the full and unrestricted right to disclose any information, know-how, materials, knowledge or data disclosed by Consultant to the Company in the performance of this Agreement; and (ii) the data and Inventions will not infringe any third party intellectual property rights. Consultant agrees to promptly notify Company in writing in the event that any of the foregoing warranties change.

(c)       Consultant further represents and certifies that Consultant has never been, is not currently, and during the term of this Agreement will not be: (i) excluded, debarred, suspended, or otherwise ineligible to participate in any federal health care program (e.g., Medicare, Medicaid, Tricare) or any U.S. government procurement or non-procurement program (i.e., listed on the Department of Health and Human Services Office of Inspector General’s List of Excluded Individuals and Entities, www.oig.hhs.gov/exclusions, or the General Services Administration’s System for Award Management, www.sam.gov); (ii) debarred by the FDA pursuant to 21 U.S.C. § 335a(a) or (b) from providing services in any capacity to a person that has an approved or pending drug product application; (iii) the subject of an FDA debarment investigation or proceeding (or similar proceeding of a foreign equivalent); (iv) convicted of or under indictment for a crime for which an individual or entity could be debarred under 21 U.S.C. § 335a(a) or (b); or (v) convicted of or under indictment for a criminal offense (A) bearing on trustworthiness or (B) that falls within the scope of 42 U.S.C. §§ 1320a-7, 1395ccc, 1395c-5, and/or regulations promulgated thereunder.

(d)          Consultant shall promptly notify the Company in writing if, at any time during the term of this Agreement, any representation or certification of Consultant contained in this Agreement shall no longer be true and correct.

16.        Non-Referral.  The parties agree that Consultant is under no obligation to solicit, refer or solicit referrals of patients for any of the Company’s business or products or to recommend the Company’s products to patients, colleagues or other third parties.  Consultant will not receive any benefit whatsoever for making patient referrals or for prescribing, purchasing, leasing or ordering any products or services from the Company.  Consultant shall at all times act independently and exercise his own professional medical judgment in connection with his clinical and patient care work.

17.        Publicity.  Neither party shall use the name, symbols or marks of the other party or its officers or employees in any advertising or promotional material without the prior written consent of the other party.  Consultant shall not make any public disclosure, whether to the press or otherwise, regarding the Services, without the prior written consent of the Company, unless required by applicable regulation or law.

18.        Maintenance of Records.  During the term of this Agreement and until the expiration of five (5) years after the furnishing of the Services pursuant to this Agreement, Consultant shall make available, upon written request of the Company or its designee, any records maintained by Consultant regarding any of the Services performed hereunder by Consultant.

19.         No Authority to Bind.  Neither party shall have power or authority to execute any agreements or contracts for or on behalf of the other party or to bind the other party in any other manner.

20.       No Assignment.  This Agreement may not be assigned by either party without the written consent of the other party; provided, however, that the Company may assign this Agreement to any purchaser of all or substantially all of its assets or business (by merger, asset sale, equity sale or otherwise) without Consultant’s consent, provided that the Company notifies Consultant in writing of any such assignment.  Any attempted pledge by Consultant of any of the rights under this Agreement or assignment of this Agreement without the prior consent of the Company shall be void.

21.         Severability.  The parties agree that if one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

22.        Binding Effect.  This Agreement shall inure to the benefit of and be binding upon, the parties and their respective successors and permitted assigns.

23.         Amendment.  This Agreement may not be amended except by mutual written Agreement of the parties.

24.        Equitable Relief. Each party acknowledges that a breach by the other party of this Agreement may cause the non-breaching party irreparable harm, for which an award of damages may not be adequate compensation and agrees that, in the event of such a breach or threatened breach, the non-breaching party will be entitled to seek equitable relief, including in the form of a restraining order, orders for preliminary or permanent injunction, specific performance, and any other relief that may be available from any court[, and the parties hereby waive any requirement for the securing or posting of any bond or the showing of actual monetary damages in connection with such relief. These remedies shall not be deemed to be exclusive but shall be in addition to all other remedies available under this Agreement at law or in equity, subject to any express exclusions or limitations in this Agreement to the contrary.

25.         Notices.  All notices, requests, demands and other communications shall be in writing and shall be deemed to have been duly given or made if delivered by hand, in which case notice will be deemed effective upon receipt, or, if delivered by certified or registered mail, with postage prepaid to the address of such party set forth in the introductory paragraph of this Agreement or to such address directed by a party in writing, in which case notice will be deemed effective upon mailing.  The return receipt, the delivery receipt, or the affidavit of messenger will be deemed conclusive but not exclusive evidence of delivery; delivery will also be presumed at such time as delivery is refused by the addressee upon presentation.

26.         Entire Agreement.  This Agreement shall constitute the entire agreement between the parties and supersedes any and all other written or oral agreements between Consultant and the Company with respect to the subject matter of this Agreement.

27.       Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to its principles of conflicts of laws.  Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state and federal courts of the State of Delaware for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby.  Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court.  Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

28.       Counterparts/Electronic Execution and Delivery.  This Agreement may be executed in one or more counterparts and by facsimile, each of which shall constitute an original and all of which together shall constitute one and the same instrument.  Signatures of the parties transmitted by facsimile or via .pdf format shall be deemed to be their original signatures for all purposes.  The words “execution,” “signed,” “signature,” and words of like import shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Michigan Uniform Electronic Transactions Act, or any other similar state laws based on the Uniform Electronic Transactions Act.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense related to lack of authenticity.

Signatures on the Following Page

In Witness Whereof, the Company and Consultant have made this Agreement effective as of the date first set forth above.

CONSULTANT:	THE COMPANY:

Ocuphire Pharma, Inc.

Exhibit A

DESCRIPTION OF SERVICES

The Services shall include the following, the scope of which will be mutually agreed from time to time:

•	Provide input on high-level strategies to improve organizational success in pipeline development

•	Assit in finding ways to increase the profitability and success of the company

•	Represents the company at internal and external events

•	Support team with input on key business development initiatives

•	Participates in business development initiative such as investments, fundraising, mergers and acquisitions, and strategic alliances

Exhibit B

Employee Proprietary Information, Inventions Assignment and Non-Solicitation Agreement

EMPLOYEE PROPRIETARY INFORMATION, INVENTIONS ASSIGNMENT AND NON-SOLICITATION AGREEMENT

THIS EMPLOYEE PROPRIETARY INFORMATION, INVENTIONS ASSIGNMENT AND NON-SOLICITATION AGREEMENT (this “Agreement”) is made as of the date set forth below between Ocuphire Pharma, Inc., a Delaware corporation (the “Company”), and the undersigned employee of the Company (“Employee”).

This Agreement confirms certain terms of Employee’s employment with the Company, which Employee acknowledges are a material part of the consideration for Employee’s employment by the Company, and the compensation received by Employee from the Company from time to time.

1.	Definitions. The following capitalized terms used in this Agreement shall have the following meanings:

(a)
“Company Documents and Materials” means documents or other media, whether in tangible or intangible form, that contain or embody Proprietary Information or any other information concerning the business, operations or plans of the Company, whether such documents or media have been prepared by Employee or by others. Company Documents and Materials include, without limitation, blueprints, drawings, photographs, charts, graphs, notebooks, tests, test results, experiments, customer lists, computer disks, tapes or printouts, sound recordings and other printed, electronic, typewritten or handwritten documents or information, sample products, prototypes and models.

(b)
“Inventions” means, without limitation, all software programs or subroutines, source or object code, algorithms, improvements, inventions, works of authorship, trade secrets, technology, designs, formulas, ideas, processes, techniques, know-how and data, whether or not patentable or copyrightable, made or discovered or conceived or reduced to practice or developed by Employee, either alone or jointly with others.

(c)
“Proprietary Information” means information that was or will be developed, created, or discovered by or on behalf of the Company, or which became or will become known to, or was or is conveyed to the Company, which has commercial value in the Company’s business, whether or not patentable or copyrightable, including, without limitation, information about software programs and subroutines, source and object code, algorithms, trade secrets, designs, technology, know-how, processes, data, ideas, techniques, inventions, works of authorship, formulas, business and product development plans, customer lists, terms of compensation and performance levels of the Company’s employees and consultants, the Company’s customers and other information concerning the Company’s actual or anticipated business, research or development, or which is received in confidence by or for the Company from any other person or entity.

(j)           2.                Confidentiality of Proprietary Information.

a.
Nature of Information. Employee understands that the Company possesses and will possess Proprietary Information which is important to its business. Employee understands that Employee’s engagement creates a relationship of confidence and trust between the Company and Employee with respect to Proprietary Information.

b.
Property of the Company. Employee acknowledges and agrees that all Company Documents and Materials, Proprietary Information and all patents, patent rights, copyrights, trade secret rights, trademark rights and other rights (including, without limitation, intellectual property rights) anywhere in the world in connection therewith is and shall be the sole property of the Company. Employee hereby assigns to the Company any and all rights, title and interest Employee may have or acquire in the Proprietary Information or any Company Documents and Materials.

c.
Confidentiality. At all times, both during the term of Employee’s engagement by the Company and after Employee’s termination, Employee shall keep in confidence and trust and shall not use or disclose any Proprietary Information or anything relating to it without the prior written consent of the President or other duly designated officer of the Company, except as may be necessary in the ordinary course of performing Employee’s duties for the Company; provided, however, that Employee shall have no such obligation with respect to Proprietary Information that (i) was already known to Employee at the time of its disclosure to Employee by or on behalf of the Company, as evidenced by written records (ii) at the time of disclosure to Employee was generally available to the public or otherwise in the public domain, or (iii) subsequent to such disclosure becomes generally available to the public without fault on Employee’s part.

d.
Compelled Disclosure. In the event that Employee is requested in any proceeding to disclose any Proprietary Information, Employee shall give the Company prompt notice of such request so that the Company may seek an appropriate protective order. If, in the absence of a protective order, Employee is nonetheless compelled by any court or tribunal of competent jurisdiction to disclose Proprietary Information, Employee may disclose such information without liability hereunder; provided, however, that Employee gives the Company notice of the Proprietary Information to be disclosed as far in advance of its disclosure as is practicable and uses Employee’s best efforts to obtain assurances that confidential treatment will be accorded to such Proprietary Information.

e.
Records. Employee agrees to make and maintain adequate and current written records, in a form specified by the Company, of all Inventions, trade secrets and works of authorship assigned or to be assigned to the Company pursuant to this Agreement.

f.
Handling of the Company Documents and Materials. Employee agrees that during Employee’s employment by the Company, Employee shall not remove any Company Documents and Materials from the business premises of the Company or deliver any Company Documents and Materials to any person or entity outside the Company, except as Employee may be required to do in connection with performing the duties of Employee’s employment. Employee further agrees that, immediately upon the termination of Employee’s employment by Employee or by the Company for any reason, or during Employee’s employment if so requested by the Company, Employee shall return all Company Documents and Materials, apparatus, equipment and other physical property, or any reproduction of such property, excepting only (i) Employee’s personal copies of personnel records and records relating to Employee’s compensation; and (ii) Employee’s copy of this Agreement.

g.
Notice of Immunity from Liability For Confidential Disclosure of a Trade Secret.  Pursuant to 18 USC § 1833(b), an individual may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret: (a) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.  Nothing in this Agreement is intended to limit any rights under this federal law.

h.
Exclusions. Notwithstanding anything in this Agreement to the contrary, Employee understands that nothing in this Agreement or any other agreement between Employee and the Company prohibits Employee, confidentially or otherwise, from communicating, cooperating, or filing a charge or complaint with a governmental or regulatory entity, participating in a governmental or regulatory entity investigation, or giving other disclosures to a governmental or regulatory entity, in each case without receiving prior authorization from, or having to disclose any such conduct to, the Company.  Nothing in this Agreement shall (i) restrict or impede Employee from discussing the terms and conditions of Employee’s employment or otherwise exercising Employee’s rights under Section 7 of the National Labor Relations Act as protected by applicable law or (ii) be construed to limit Employee’s right to receive an award for information provided to any governmental agency, including under the Dodd‑Frank Wall Street Reform and Consumer Protection Act of 2010.  Further, nothing in this Agreement prohibits Employee from discussing or disclosing information that is expressly prohibited from being the subject of employee nondisclosure obligations under applicable law, such as information about unlawful acts in the workplace, including harassment or any other conduct that Employee has reason to believe is unlawful or in violation of public policy, or from speaking with an attorney regarding the same.  Notwithstanding, in making any such disclosures or communications, Employee agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Proprietary Information to any parties other than the government agencies. Employee further understands that Employee is not permitted to disclose the Company’s attorney-client privileged communications or attorney work product.

(k)          3.                Inventions.

(a)
Disclosure. Employee shall promptly disclose in writing to Employee’s immediate supervisor or to such other person designated by the Company all Inventions made during the term of Employee’s employment. Employee shall also disclose to Employee’s immediate supervisor or such designee all Inventions made, discovered, conceived, reduced to practice or developed by Employee either alone or jointly with others, within six (6) months after the termination of Employee’s employment with the Company which resulted, in whole or in part, from Employee’s prior employment by the Company. Such disclosures shall be received by the Company in confidence, to the extent such Inventions are not assigned to the Company pursuant to subsection (b) below, and do not extend the assignments made in such subsection.

(b)
Assignment of Inventions to the Company. Except as provided in Sections 3(c) and 3(d), Employee agrees that all Inventions which Employee makes, discovers, conceives, reduces to practice or develops (in whole or in part, either alone or jointly with others) during Employee’s employment, including, but not limited to, conceptions or ideas derived prior to employment and reduced to practice or developed (in whole or in part, either alone or jointly with others) during employment, shall be the sole property of the Company to the maximum extent permitted by law and Employee agrees to assign and hereby does assign to the Company all right title and interest to the Inventions.

(c)
Works Made for Hire. Employee agrees that the Company shall be the sole owner of all patents, patent rights, copyrights, trade secret rights, trademark rights and all other intellectual property or other rights in connection with Inventions. Employee further acknowledges and agrees that such Inventions, including, without limitation, any computer programs, programming documentation and other works of authorship, are “works made for hire” for purposes of the Company’s rights under copyright laws. Employee hereby assigns to the Company any and all rights, title and interest Employee may have or acquire in such Inventions. If in the course of Employee’s employment with the Company, Employee incorporates into a Company product, process or a machine a prior Invention or improvement owned by Employee or in which Employee has an interest, and listed in Exhibit 1, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, sublicensable, worldwide license to make, have made, modify, use, market, sell and distribute such prior Invention as part of or in connection with such product process or machine. Pursuant to Section 3(d), if in the course of Employee’s employment with the Company, Employee incorporates into a Company product, process or a machine a prior Invention or improvement owned by Employee or in which Employee has an interest, but not listed in Exhibit 1, Employee agrees to assign and hereby does assign all rights and interest in the Invention to the Company.

(d)
List of Inventions. Employee has attached hereto as Exhibit 1 a complete list of all Inventions or improvements to which Employee claims ownership or in which Employee has an interest and that Employee desires to remove from the operation of this Agreement. Employee acknowledges and agrees that such list is complete. If no such list is attached to this Agreement or such Exhibit has not been completed and signed by Employee, Employee represents to the Company and agrees that Employee has no such Inventions or improvements at the time of signing this Agreement.

(e)
Cooperation. Employee agrees to perform, during and after Employee’s employment, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in further evidencing and perfecting the assignments made to the Company under this Agreement and in obtaining, maintaining, defending and enforcing patents, patent rights, copyrights, trademark rights, trade secret rights or any other rights in connection with such Inventions and improvements in any and all countries. Such acts may include, without limitation, execution of documents and assistance or cooperation in legal proceedings. Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as Employee’s agents and attorney-in-fact, coupled with an interest, to act for and on Employee’s behalf and in Employee’s place and stead, to execute and file any documents, applications or related findings and to do all other lawfully permitted acts to further the purposes set forth above in this Section, including, without limitation, the perfection of assignment and the prosecution and issuance of patents, patent applications, filing with the FDA, copyright applications and registrations, trademark applications and registrations or other rights in connection with such Inventions and improvements with the same legal force and effect as if executed by Employee.

(f)
Assignment or Waiver of Moral Rights. Any assignment of copyright hereunder (and any ownership of a copyright as a work made for hire) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “Moral Rights” (collectively, “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the law in the various countries where Moral Rights exist, Employee hereby waives such Moral Rights and consents to any action of the Company that would violate such Moral Rights in the absence of such consent.

(g)	Holdover Assignment.

i.
Employee agrees to, after the termination of Employee’s employment with the Company for any reason, (1) disclose immediately to the Company all Inventions, patentable or not; (2) assist, at the Company’s expenses such applications for United States patents and foreign patents covering such Inventions as the Company may request; (3) assign to the Company without further compensation to Employee the entire title and rights to all such Inventions and applications that Employee may have, and (4) execute, acknowledge, deliver, or act as otherwise necessary at the request of the Company all such papers, including but not limited to patent applications, assignments, power of attorney, as necessary to secure the Company the fully rights to such Inventions and applications.

ii.
The Inventions which shall come under this Section 3(g) shall include all Inventions that (1) Employee conceives, reduces to practice, or otherwise makes or develops, either solely or jointly with others, within one year after the termination of Employee’s employment with the Company; and (2) are in any way based on any trade secret or confidential or proprietary information that Employee learned during employment at the Company; or result from any work performed by Employee for the Company; or are in any way related to the subject matter or activities of Employee’s employment at the Company.  If Employee believes that any Inventions Employee conceives, reduces to practice, or otherwise makes or develops, either solely or jointly with others, within one year after the termination of Employee’s employment with the Company is not an Invention covered by Section 3(g)(ii)(2) of this Agreement, then Employee will disclose such Invention, along with all information and records pertaining to the Invention, and the Company will examine the disclosure in confidence to determine if in fact it is an Invention subject to this Agreement.

(l)          4.                Non-Solicitation or Hire of Company Employees . During the term of Employee’s employment and for one (1) year thereafter, Employee shall not encourage or solicit any employee of the Company to leave the Company for any reason or to accept employment with any other person or entity. As part of this restriction, Employee shall not (a) interview or provide any input to any third party regarding any such person during such time period, or (b) retain or hire in any capacity, either individually or for any company by which Employee may be employed or with which Employee may be affiliated, any person who is or was employed by the Company at any time during the time of Employee’s employment with Company and six (6) months after the termination of Employee’s employment with the Company. Notwithstanding the foregoing, the restrictions of this Section shall not apply with respect to the bona fide hiring and firing of the Company personnel to the extent such acts are part of Employee’s duties for the Company.

(m)       5.                Non-Solicitation of Non-Employees. During the term of this Agreement and for one (1) year thereafter, Employee shall not interfere with or attempt to impair the relationship between the Company and any of its non-employee consultants and advisors or customers, nor shall Employee attempt, directly or indirectly, to solicit, entice, hire or otherwise induce any non-employee consultant or advisor or customer of the Company to terminate association with Company.

(n)          6.                Reasonableness of Terms. The Company and Employee agree that the terms contained in Sections 2-5 of this Agreement are reasonable in all respects and that the restrictions contained therein are designed to ensure that Employee does not engage in unfair competition with the Company. In the event a court determines that any of the terms or provisions of this Agreement are unreasonable, the court may limit the application of any provision or term, or modify any provision or term, and proceed to enforce this Agreement as so limited or modified.

(o)          7.                Remedies. Employee acknowledges that a violation of the terms of this Agreement may give rise to irreparable injury to the Company inadequately compensable in damages, and accordingly, agrees that the Company may seek injunctive relief against such breach or threatened breach, in addition to any other legal remedies which may be available, including recovery of monetary damages. In any action successfully brought by the Company to enforce the rights of the Company against Employee under this Agreement, the Company shall also be entitled to recover reasonable attorneys’ fees and costs of the action, and the period of the restrictions above shall be deemed to commence upon the entry of the court’s order for relief.

(p)           8.                General.

a.      Severability. Employee agrees that if one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

b.
Authorization to Notify New Employer. Employee hereby authorizes the Company to notify Employee’s new employer about Employee’s rights and obligations under this Agreement following the termination of Employee’s employment with the Company.

c.
Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and Employee relating to the subject matter herein and supersedes all prior discussions between them and any and all statements made by any officer, employee or representative of the Company regarding the Company’s financial condition or future prospects. Employee understands and acknowledges that, except as set forth in this Agreement and in the offer letter from the Company to Employee, (i) no other representation or inducement has been made to Employee, (ii) Employee has relied on Employee’s own judgment and investigation in accepting Employee’s employment with the Company, and (iii) Employee has not relied on any representation or inducement made by any officer, employee or representative of the Company.

d.
Amendment. No modification of or amendment to this Agreement nor any waiver of any rights under this Agreement shall be effective unless in a writing signed by the President of the Company and Employee. Employee understands and agrees that any subsequent change or changes in Employee’s duties, salary or compensation shall not affect the validity or scope of this Agreement.

e.
Effective Date and Binding Effect. This Agreement shall be effective as of the first day of Employee’s employment with the Company and shall be binding upon Employee, Employee’s heirs, executor, assigns and administrators and shall inure to the benefit of the Company, its subsidiaries, successors and assigns.

f.
Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Michigan, without regard to its principles of conflicts of laws. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state and federal courts of the State of Michigan for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. BY SIGNING THIS AGREEMENT EMPLOYEE ALSO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

EMPLOYEE HAS READ THIS AGREEMENT CAREFULLY AND UNDERSTANDS AND ACCEPTS THE OBLIGATIONS WHICH IT IMPOSES UPON EMPLOYEE WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO EMPLOYEE TO INDUCE EMPLOYEE TO SIGN THIS AGREEMENT. EMPLOYEE SIGNS THIS AGREEMENT VOLUNTARILY AND FREELY.

[Signature Page Follows]

THE COMPANY: OCUPHIRE PHARMA, INC.		EMPLOYEE:

By:

Name:	Amy Rabourn	Benjamin R. Yerxa, Ph.D.

Title:	SVP of Finance

Date:	October 22, 2024	Date:	October 22, 2024

Exhibit 1

The following is a complete list of all Inventions or improvements relevant to the subject matter of Employee’s employment by the Company that have been made or discovered or conceived or first reduced to practice by Employee either alone or jointly with others prior to Employee’s employment by the Company that Employee desires to remove from the operation of the Company’s Employee Proprietary Information, Inventions Assignment and Non-Solicitation Agreement:

No Inventions or improvements.

See below: Any and all Inventions regarding:

Additional sheets attached.

Employee proposes to bring to Employee’s employment the following materials and documents of a former employer:

No materials or documents

See below:

Date: